Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the IonQ, Inc. 2021 Equity Incentive Plan of our report dated March 28, 2022, with respect to the consolidated financial statements of IonQ, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

August 15, 2022